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CanAlaska Ventures Ltd.

TSX.V – CVV   OTCBB: CVVLF

Toll Free 1-800-667-1870

www.canalaska.com

$1,250,000 Brokered Flow-Through Private Placement Completed

Brokered Unit Private Placement Partial Closing of $152,250

FOR IMMEDIATE RELEASE

Vancouver, BC – September 1, 2005.  CanAlaska Ventures Ltd. (the “Company”) is pleased to announce that further to its news release of August 2, 2005, the Company has now completed the flow-through common share portion of its brokered private placement and accordingly has issued 3,125,000 flow-through common shares at a purchase price of $0.40 per share for gross proceeds of $1,250,000.

In addition, the Company has also completed a partial closing of the unit portion of its brokered private placement and has issued 435,000 units at a purchase price of $0.35 per unit for gross proceeds of $152,250.  Each Unit consists of one common share and one-half of one non-transferable common share purchase warrant and each whole warrant entitles the holder to purchase one additional common share at a purchase price of $0.45 for a period of 12 months from the date of closing.

The proceeds from the private placement will be used for exploration of the Company’s uranium properties in the Athabasca Basin and for general working capital purposes.  Priority will be assigned towards the completion of airborne, waterborne and ground geophysical surveys in favour of delineating drill targets to commence this winter season.

Haywood Securities Inc. (the “Agent”) acted as agent for this financing.  In consideration for its services in connection with this financing, the Company has paid an aggregate cash commission of $98,157.50 and has issued 249,200 compensation options to the Agent.  Each compensation option entitles the Agent to purchase one unit at an exercise price of $0.35 per unit for a period of 12 months from the date of closing.  Each unit will consist of one share and one-half of one non-transferable common share purchase warrant with each whole warrant entitling the holder to purchase one additional common share at a purchase price of $0.45 for a period of 12 months from the date of closing.

In compliance with Canadian securities laws, all of the securities issued in connection with this closing are subject to a hold period expiring on January 1, 2006.

These securities have not been and will not be registered under the United States Securities Act of 1933 (the “U.S. Securities Act”), as amended, or the securities laws of any state and may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S of the U.S. Securities Act) unless an exemption from registration is available.

About CanAlaska

CanAlaska is a mineral exploration company concentrating on the exploration and development of uranium, in the Athabasca Basin of Saskatchewan, Canada, where the company has recently assembled a large land package of over 1,650,000 acres.  CanAlaska holds one of the largest uranium exploration portfolios in the region.  The Company has flown modern airborne surveys on five projects within the Athabasca Basin and is planning additional surveys.

On behalf of the Board of Directors	Investor Contact: Peter Dasler, President Tel: 604.685.1870, 1.800.667.1870 Email: ir@canalaska.com

Peter Dasler, President

The TSX Venture has not reviewed and does not accept responsibility for the adequacy or accuracy of this release:  CUSIP#137089108.

This news release contains certain "Forward-Looking Statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's documents filed from time to time with the British Columbia Securities Commission and the United States Securities & Exchange Commission.